Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	John Herbkersman
(215) 640-5119
john.herbkersman@ace-ina.com

ACE LIMITED COMMENTS ON IMPACT OF CAT LOSSES FOR THIRD QUARTER

HAMILTON, Bermuda – October 12, 2004 — ACE Limited (NYSE: ACE) announced today that it estimates total net catastrophe-related charges during the third quarter across the entire ACE Group of Companies will be approximately $480 million pre-tax. This total includes the previously announced loss estimate of approximately $100 million from Hurricane Charley, as well as loss estimates from Hurricanes Frances, Ivan and Jeanne, which struck the Caribbean and the United States in the months of August and September, and typhoons Songda, Chaba and Meari, which impacted Asia during the quarter.

The Company estimates that it will record an after-tax charge of approximately $400 million in the third quarter. In previous guidance, the Company expected the annual P&C combined ratio to be between 88% and 90%, and the consolidated effective tax rate to be between 21% and 23%. The Company now believes the combined ratio will be between 93% and 94%, and the consolidated effective tax rate will be between 24% and 26%.

ACE will report third quarter financial results on the evening of Tuesday, October 26, 2004 and will provide additional details about the CAT losses during our earnings conference call on Wednesday, October 27, 2004.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Among other things, these forward-looking statements could be affected by the number of insureds and ceding companies affected by the hurricanes, typhoons and other catastrophes, the amount and timing of losses actually incurred and reported by insureds and reinsureds, the preliminary nature of reports and estimates of loss to date, the impact of these catastrophes on the Company’s reinsurers and other funds for the payment of claims, and the amount and timing of reinsurance recoverables actually received. In addition, the forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, uncertainties in the reserving or settlement process, new theories of liability, judicial and legislative developments, litigation tactics, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to all of these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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